CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-64439), dated September 28, 1998, pertaining to the SUGEN, Inc. 1992 Stock Option Plan and the 1994 Non-Employee Directors' Stock Option Plan, and in the Registration Statement (Form S-3 No. 333-37687), dated October 10, 1997 pertaining to the registration of 1,780,000 shares of common stock, of our report dated February 5, 1999, except for Note 13 as to which the date is March 24, 1999 with respect to the consolidated financial statements of SUGEN, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1998.




Palo Alto, California
March 29, 1999